Exhibit 10.45

ASSET PURCHASE AGREEMENT

FOR THE ACQUISITION OF

CERTAIN ASSETS OF

TRAVEL ANALYTICS, INC.

AUGUST 2, 2006

* Confidential Treatment Requested

(continued)

(continued)

(continued)

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

Schedule 1.02	Excluded Assets

Schedule 1.03	Assumed Liabilities

Schedule 2.02	Allocation of Purchase Price

Schedule 2.09(b)	Employee Stay Bonus Vesting

Schedule 3.03	Ownership of Capital Stock of the Company

Schedule 4.01(b)	Officers and Directors

Schedule 4.03	Absence of Other Claims

Schedule 4.04	No Conflict

Schedule 4.05	Required Consents and Approvals

Schedule 4.07	Financial Statements

Schedule 4.08	No Undisclosed Liabilities

Schedule 4.09(b)	Personal Property

Schedule 4.09(c)	Property not in Possession of the Company

Schedule 4.09(d)	Necessary License Exceptions

Schedule 4.10	Indebtedness

Schedule 4.11(b)	Intellectual Property

Schedule 4.11(c)	Intellectual Property - Ownership

Schedule 4.11(d)	Intellectual Property – Litigation and Claims

Schedule 4.11(f)	Intellectual Property – Functionality

Schedule 4.11(g)	Intellectual Property – Exceptions to IP Protection

Schedule 4.12	Litigation

Schedule 4.13	Employees

Schedule 4.14	Employee Benefits

Schedule 4.15	Bank Accounts

Schedule 4.16	Required Licenses and Permits

Schedule 4.17	Insurance Policies

Schedule 4.18	Major Suppliers and Customers

Schedule 4.19	Contracts and Commitments

Schedule 4.20	Absence of Certain Changes and Events

Schedule 4.21	Accounts Receivable

EXHIBITS

Exhibit 1.03	Assignment and Assumption Agreement

Exhibit 2.01(b)	Escrow Agreement

Exhibit 2.08(a)(v)	Revenues Generated from Analytical IP

Exhibit 2.09(a)	Required Employee Agreements

Exhibit 2.03	Bill of Sale

Exhibit 8.03	Opinion of Counsel to Shareholders and the Company

Exhibit 8.05	Non-Competition Agreements

Exhibit 8.06	Employment Agreement

Exhibit 8.07	Intellectual Property Assignment Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of the 2nd day of August, 2006, by and among Travel Analytics Inc., an Ohio corporation (the “Company”), Scott Gillespie, an individual resident of the State of Ohio (“Shareholder 1”), Kristina O. Gillespie, an individual resident of the State of Ohio (“Shareholder 2”) (Shareholder 1 and Shareholder 2 each, a “Shareholder” and collectively, the “Shareholders”), and TRX, Inc. a Georgia corporation (the “Buyer”).

W I T N E S S E T H:

WHEREAS, the Shareholders own all of the issued and outstanding capital stock of the Company, which is in the business of developing and providing analytical services to corporate travel programs worldwide (the “Business”); and

WHEREAS, upon and subject to the terms and conditions contained herein, the Company desires to sell to the Buyer, and the Buyer desires to purchase from the Company, substantially all of the assets of the Company.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, and upon and subject to the terms and the conditions hereinafter set forth, the parties do hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

1.01 Transfer of the Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined herein), the Company shall sell, convey, assign, and transfer to the Buyer, and the Buyer shall purchase, accept and take from the Company, all of the assets, properties and rights of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise relating to or utilized in the Business, directly or indirectly, in whole or in part, in existence on the date hereof and any additions thereto on or before the Closing Date, whether or not carried on the books and records of the Company and wherever located, including, without limitation, the following assets, properties and rights (such assets, properties and rights, but specifically not including the Excluded Assets (as defined herein), being referred to as the “Assets”):

(a) all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by the Company, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof, to the extent such warranty is transferable, and all maintenance records and other documents relating thereto;

(b) all inventories of products and materials owned by the Company on the Closing Date;

(c) all accounts receivable;

(d) all of the Company’s rights and benefits in and to all contracts, leases, licenses and other agreements, and all outstanding offers or solicitations made by or to the Company to enter into any such contract, lease, license or other agreement;

(e) all consents, licenses, registrations or permits issued, granted, given or otherwise made available to the Company by or under the authority of any federal, state, local or foreign governmental authority, in each case to the extent transferable to the Buyer;

(f) all of the intangible rights and property of the Company, including the Intellectual Property (as defined herein), going concern value, goodwill, telephone, telecopy and e-mail addresses and listings and domain names;

(g) originals or copies of all of the Company’s business records which arise from or which are used in connection with the Business, including customer lists, lists of suppliers, accounting records (including ancillary records, paid invoices and work papers related thereto), correspondence, computer and billing tapes, files, research data, advertising data and other records;

(h) all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities (as defined herein) prior to the Closing Date;

(i) all claims of the Company against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent;

(j) all rights of the Company relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof that do not constitute Excluded Assets; and

(k) all cash, cash equivalents and short-term investments.

1.02 Excluded Assets. Notwithstanding anything herein to the contrary, the Assets shall not include the following assets, properties and/or rights (the “Excluded Assets”), which shall remain the property of the Company after the Closing:

(a) all personnel records and other records (including, without limitation, stock records and minute books) that the Company is required by law to retain in its possession (provided, however that the Company will provide copies of such personnel records to Buyer for due diligence purposes upon request);

(b) all claims for the refund of Taxes (as defined herein) and other governmental charges of whatever nature;

(c) all rights in connection with and assets of the Employee Plans (as defined herein);

(d) all insurance policies (except as set forth in Section 1.01(h) above);

(e) all rights of the Company under this Agreement; and

(f) the property and assets listed on Schedule 1.02.

1.03 Liabilities. It is understood and agreed that the Buyer shall not assume or become liable for the payment of any debts, liabilities, losses, accounts payable, bank indebtedness, mortgages or other obligations of the Company, whether the same are known or unknown, now existing or hereafter arising, of whatever nature or character, whether absolute or contingent, liquidated or disputed, provided that, at the Closing, the Buyer shall, pursuant to an assignment and assumption agreement in the form attached hereto as Exhibit 1.03 (the “Assignment and Assumption Agreement”), assume the following liabilities and obligations (the “Assumed Liabilities”):

(a) all trade accounts payable, accrued expenses and other current liabilities as reflected on the Interim Balance Sheet (as defined herein) as of the Interim Balance Sheet Date and arising thereafter in the Ordinary Course of Business (as defined herein); and

(b) the obligations of the Company arising after the Closing Date under each of the agreements listed on Schedule 1.03, except claims, obligations and liabilities, actual or contingent, arising out of the Company’s default under, or breach of, any such agreement prior to the Closing Date.

ARTICLE II

PURCHASE PRICE; CLOSING

2.01 Purchase Price. The aggregate purchase price for the Assets (the “Purchase Price”) shall be Two Million One Hundred Thousand Dollars ($2,100,000.00), plus or minus the adjustments set forth in Section 2.07, plus any Contingent Payments as defined in and made pursuant to Section 2.08. The Purchase Price, prior to any of the adjustments set forth in the immediately preceding sentence, shall be paid by the Buyer as follows: (a) $1,350,000 in cash shall be delivered to the Company at the Closing; (b) $150,000 (the “Escrow Amount”) shall be delivered to SunTrust Bank, as escrow agent (the “Escrow Agent”), at the Closing (the “Escrow”), which amount shall be held and released pursuant to the terms of an escrow agreement in the form attached hereto as Exhibit 2.01(b) (the “Escrow Agreement”); (c) that number of shares of common stock, $0.01 par value per share (“Common Stock”), of the Buyer (the “Buyer Shares”) determined by dividing $600,000 by the average closing price of Buyer’s Common Stock for the period beginning 15 Trading Days prior to the Closing Date and ending on the 15th Trading Day following the Closing Date (the “Measurement Period”), shall be issued to the Company no later than five (5) Trading Days following the last day of the Measurement Period. For the purposes of this paragraph a “Trading Day” shall mean any day on which the NASDAQ stock market is open for active public trading. In addition to the Purchase Price, Buyer shall pay $100,000 pursuant to Section 2.09(a) as additional consideration *.

2.02 Allocation. The Purchase Price shall be allocated pursuant to the general outline set forth on Schedule 2.02. The Company will submit actual numerical calculations of such allocation to Buyer for review no later than 120 days following the Closing. The Buyer and the Company agree to file their federal and state income tax returns (and Form 8594, if applicable)

* Confidential Treatment Requested

on the basis of the allocation set forth on Schedule 2.02 and that neither shall thereafter take a tax return position inconsistent with such allocation unless such inconsistent position shall arise out of or through an audit or other inquiry or examination by the Internal Revenue Service or other taxing authority.

2.03 Manner of Effecting Sale. The sale, conveyance, transfer, assignment and delivery of the Assets by the Company to the Buyer shall be effected by a bill of sale in the form attached hereto as Exhibit 2.03 (the “Bill of Sale”) and such deeds, endorsements, assignments, transfers and other instruments of transfer and conveyance in such form, including, without limitation, warranties of title, as the Buyer or the Buyer’s attorney shall reasonably request.

2.04 Closing and Closing Date. Subject to the satisfaction or waiver of the conditions set forth herein, the consummation of the purchase and sale of the Assets (the “Closing”) shall take place at 10:00 a.m. on August 2, 2006 in the offices of McKenna Long & Aldridge LLP, Suite 5300, 303 Peachtree Street, Atlanta, Georgia, or on such other date and at such other time and place as the parties shall agree in writing (the “Closing Date”). The Buyer shall commence to own and control the Assets as of the Closing.

2.05 Legending of Securities. The Buyer Shares will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by reason of Section 4(2) thereof or Regulation D promulgated thereunder or other applicable exemptions, together with exemptions under applicable state securities laws. The Company and the Shareholders understand and agree that there will be placed on the Buyer Shares a legend stating in substance the following (along with other appropriate language under applicable U.S., state and foreign securities laws):

“The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws and may not be offered, sold, transferred or otherwise disposed of, unless registered with the Securities and Exchange Commission of the United States and the securities regulatory authorities of applicable states or unless an exemption from registration is available.”

The parties agree to reasonably cooperate to ensure that the Buyer Shares are issued under available exemptions under applicable U.S., state and foreign securities laws.

2.06 Method of Payment. All monetary payments from one party to another under this Agreement, including, without limitation, the Purchase Price, shall be made in cash or by wire transfer of immediately available federal funds to an account designated in writing by the party receiving such payment. All such payments shall be made in U.S. currency.

2.07 Net Working Capital Adjustment.

(a) The Purchase Price shall be adjusted upward to the extent the Company’s Net Working Capital (as defined below) as of the Closing is found to have exceeded One Hundred Twenty Thousand Dollars ($120,000) or decreased if found less than that amount as set forth herein. For purposes hereof, the term “Net Working Capital” means the aggregate amount of the current assets of the Company less the current liabilities of the Company, in each case determined on a consistent basis with the Company’s past practice. The Company shall submit an estimate to Buyer, at the Closing, of its Net Working Capital. Buyer shall either pay the Company, in cash, the amount by which the Net Working Capital exceeds One Hundred Twenty Thousand Dollars ($120,000) or will deduct from the Purchase Price, the amount by which the Net Working Capital is less than One Hundred Twenty Thousand Dollars ($120,000). As soon as practicable, but in any event within one hundred twenty days (120) days after the Closing Date, the Buyer shall calculate Net Working Capital as of the Closing (consistent with the accounting practices used in the Financial Statements) and shall prepare and deliver to the Company a certificate, certified by the Chief Financial Officer of the Buyer, setting forth the Buyer’s computations of Net Working Capital at the Closing, and further setting forth the amount of any shortfall (the “Shortfall”) or excess (the “Excess”) from the amounts previously paid to the Company or deducted from the Purchase Price, as the case may be. The Company shall be obligated to pay to the Buyer any Shortfall, and the Buyer shall be obligated to pay to the Company any Excess. If there is an Excess, such certificate shall be transmitted with the amount of the Excess. After such certificate has been delivered to the Company, the Company shall have a period of thirty (30) days to review such computations and either (i) if a Shortfall is shown, pay to the Buyer, in accordance with Section 2.06 hereof, the full amount of the Shortfall, or (ii) present its good faith, specific, objections to such computations and their accuracy, if any, to the Buyer. To the extent the reason for any Shortfall would otherwise give rise to a claim for indemnity hereunder, any payment of a Shortfall shall reduce the claim for indemnity by a like amount. The Buyer shall provide the Company or its representatives with copies of or reasonable access to the Buyer’s books and records as the Company may reasonably request for purposes of verifying such computations. Such certificate, and the Company’s obligation to pay to the Buyer the Shortfall, or the Buyer’s obligation to pay the Excess, shall be final and conclusive unless objected to by the Company in writing within such 30-day period. During the fifteen (15) days after the Buyer’s receipt of any such written objection from the Company, the Company and the Buyer shall attempt to reach agreement upon the calculations of Net Working Capital and the amount of the Shortfall or Excess, as applicable. If the Company and the Buyer are unable to agree upon such computations within such 15-day period, then the matter shall be submitted within thirty (30) days to a mutually agreeable third-party firm of independent certified public accountants of regional or national reputation (the “Arbitrator”); provided that, if the parties are unable to mutually agree on the selection of the Arbitrator within such thirty-day period, then each of the Company and the Buyer shall appoint a third-party firm of independent certified public accountants of regional or national reputation and those two firms shall select the Arbitrator, which shall be another third-party firm of independent certified public accountants of regional or national reputation. The Arbitrator shall render a written decision to the Company and the Buyer within thirty (30) calendar days after it has been retained, which decision shall be final, and whose fees shall be paid one-half by the Company and one-half by the Buyer. A payment of or a difference then due shall be made by the Buyer or the Company, as applicable, within five (5) business days after such decision.

(b) Following payment of any year-end discretionary bonuses to the Continuing Employees, Buyer will make an adjustment to Net Working Capital based on the difference between the actual amount of such bonuses paid by the Company and the amount accrued on the books of the Company therefore, based on the assumption that the amount paid and accrued by the Company is 7/12ths of the overall bonus amount. The Company shall be obligated to pay to the Buyer any shortfall, and the Buyer shall be obligated to pay to the Company any excess, based on such adjustment. Any shortfall may be submitted as a claim by the Buyer from the Escrow.

2.08 Contingent Payment Amount.

(a) For purposes of this Section 2.08, the terms listed below have the following meanings:    *

* Confidential Treatment Requested

*

(b) Subject to the requirements and limitations set forth in this Section 2.08, the Company shall be eligible to receive a semi-annual payment (each payment being referred to as an “Contingent Payment”) through the Contingent Payment Period equal to RGFAIP multiplied by the Payment Rate, not to exceed $4.0 million in the aggregate. Each Contingent Payment shall be paid on a semi-annual basis to the Company in cash, in arrears, no later than five (5) days following the date on which the RGFAIP for the second and fourth fiscal quarter of the year are determined to be “final” in accordance with Section 2.08(c) below.

*

* Confidential Treatment Requested

calculations are materially true and correct (allowing, in each case, for immaterial margins of error). The party whose calculations are not determined to be the binding calculation for purposes hereof shall pay all fees, costs and expenses incurred in conducting the review by the Special Accountants.

2.09 *

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

The Shareholders, jointly and severally, represent and warrant to the Buyer as follows:

3.01 Power, Authority and Organization of the Shareholders. The Shareholders have the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Shareholders and constitutes the Shareholders’ legal, valid and binding obligation, enforceable in accordance with its terms.

* Confidential Treatment Requested

3.02 No Conflict. The execution and delivery of this Agreement by the Shareholders, the consummation of the transactions contemplated herein by the Shareholders, and the performance of the covenants and agreements of the Shareholders, subject to fulfillment of the conditions set forth in Section 8.02 hereof, will not, with or without the giving of notice or the lapse of time, or both, (a) violate, conflict with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, or other agreement, document or instrument to which the Shareholders are a party or by which the Shareholders or any of their properties may be bound, other than violations, conflicts, breaches or defaults which could not reasonably be expected cause a material adverse effect; or (b) violate any provision of law, statute, rule, regulation, court order, judgment or decree, or ruling of any governmental authority, to which the Shareholders are a party or by which the Shareholders or their properties may be bound.

3.03 Ownership of Capital Stock of the Company. The Shareholders own, of record and beneficially, good and valid title to the shares of capital stock of the Company in the amounts set forth next to each Shareholder’s name on Schedule 3.03 (the “Shares”), and, except as set forth on Schedule 3.03, such Shares (a) are validly issued, fully paid and nonassessable, (b) are free and clear of any liens, restrictions, claims, equities, charges, options, rights of first refusal or encumbrances, with no defects of title whatsoever, and (c) constitute all of the issued and outstanding shares of capital stock of the Company. Other than the Shares, the Shareholders own no shares of capital stock of the Company or any other equity security of the Company and no right of any kind to have any such equity security issued. The Shareholders have full and exclusive power, right and authority to vote the Shares. The Shareholders are not a party to or bound by any agreement affecting or relating to their right to vote the Shares.

3.04 Absence of Other Claims. No prior offer, issue, redemption, call, purchase, sale, merger, transfer, involvement in any transfer, negotiation or other transaction of any nature or kind with respect to any capital stock (including shares, offers, options, warrants, or debt convertible into shares, options or warrants) of the Shareholders, the Company, or any corporation which has been merged into the Company, has given or may give rise to (a) any valid claim or action by any person (including, without limitation, any former or present holder of any of the Shares or any other capital stock of the Company) which is enforceable against the Company or the Buyer; or (b) any valid interest in the Company, and, to the knowledge of the Shareholders, no fact or circumstance exists which could give rise to any such right, claim, action or interest on behalf of any person.

3.05 Securities Law Representations. The Company and the Shareholders agree and acknowledge that the following representations and warranties shall be deemed to have been made as of the date hereof and as of the date of the distribution of the Buyer Shares to the Company and the Shareholders in connection with the liquidation and dissolution of the Company.

(a) The Buyer Shares are being acquired for the Company’s and the Shareholders’ own accounts; not as a nominee or agent, and not with a view to the direct or indirect sale or distribution of any part thereof, and neither the Company nor the Shareholders have any present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with the Securities Act.

(b) The Company and the Shareholders understand and acknowledge that (i) the Buyer Shares have not been registered under the Securities Act or any state securities laws, are being sold in reliance upon an exemption or exemptions from the registration and prospectus delivery requirements of the Securities Act and applicable state securities laws, and must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt therefrom, and (ii) there is not currently a trading market for the Buyer Shares and there can be no assurances that the Buyer Shares will be listed on any exchange or quoted on any quotation system.

(c) The Company and the Shareholders have knowledge, skill and experience in financial, business and investment matters relating to an investment of this type and are capable of evaluating the merits and risks of such investment and protecting their interests in connection therewith. To the extent deemed necessary by the Company or any Shareholder, the Company or such Shareholder has retained, at the Company’s or such Shareholder’s own expense, appropriate professional advice regarding the investment, tax and legal merits and consequences of acquiring and owning the Buyer Shares.

(d) The Company and the Shareholders acknowledge and agree that prior to the date hereof, each such party has carefully reviewed Buyer’s (a) Annual Report on Form 10-K for the year ended December 31, 2005 and (b) Quarterly Report on Form 10-Q for the quarter ending March 31, 2006 and Current Reports on Form 8-K filed since the date thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER

AND THE COMPANY REGARDING THE COMPANY

Each Shareholder and the Company hereby, jointly and severally, represent and warrant to the Buyer as follows:

4.01 Organization and Authorization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets. The Company is duly qualified and in good standing in every state of the United States in which the conduct of the business of the Company or the ownership of its properties and assets requires it to be so qualified, except any state where failure to be so qualified would not have a material adverse effect on the Business.

(b) The Company does not own any capital stock or other securities or have any other investment in any person or other entity.

(c) The current officers and directors of the Company are listed on Schedule 4.01(c).

(d) The Company has the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes the Company’s legal, valid and binding obligation, enforceable in accordance with its terms.

4.02 Authorized and Outstanding Stock. The authorized capital stock of the Company and the number of issued and outstanding shares thereof are set forth on Schedule 3.03. All of such issued and outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable.

4.03 Absence of Other Claims. Except as set forth on Schedule 4.03, there is not outstanding, nor is the Company bound by, any subscriptions, options, preemptive rights, warrants, calls, commitments or agreements or rights of any character requiring the Company to issue or entitling any person or entity to acquire any additional shares of capital stock or any other equity security of the Company, including any right of conversion or exchange under any outstanding security or other instrument, and the Company is not obligated to issue or transfer any shares of its capital stock for any purpose. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Company.

4.04 No Conflict. The execution and delivery of this Agreement by the Company, the consummation of the transactions contemplated herein by the Company, and the performance of the covenants and agreements of the Company, subject to fulfillment of the conditions set forth in Section 8.02 hereof, will not, with or without the giving of notice or the lapse of time, or both, (a) violate or conflict with any of the provisions of any charter document or bylaw of the Company; or (b) except as set forth on Schedule 4.04, violate, conflict with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, will, or other agreement, document or instrument to which the Company is a party or by which the Company or its properties may be bound, other than violations, conflicts, breaches or defaults which could not reasonably be expected cause a material adverse effect; or (c) violate any provision of law, statute, regulation, court order or ruling of any governmental authority, to which the Company is a party or by which it or its properties may be bound; or (d) result in the creation or imposition of any lien, claim, charge, restriction, security interest or encumbrance of any kind whatsoever upon any asset of the Company.

4.05 Required Consents and Approvals. Except as set forth on Schedule 4.05, no consent or approval is required by virtue of the execution hereof by the Company or the consummation of any of the transactions contemplated herein by the Company to avoid the violation or breach of, or the default under, or the creation of a lien on assets of the Company pursuant to the terms of, any regulation, order, decree or award of any court or governmental agency or any lease, agreement, contract, mortgage, note, license, or any other instrument to which the Company is a party or to which it or any of its property or assets is subject.

4.06 No Violation of Law. The Company is not, has not been and will not be (by virtue of any past or present action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever) in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices (including, without limitation, any antitrust laws and regulations).

4.07 Financial Statements. Schedule 4.07 contains the unaudited balance sheets of the Company as of December 31, 2005 and December 31, 2004 and the related unaudited statements of income, retained earnings, and cash flows for the years then ended, and the related notes thereto; and the unaudited balance sheet of the Company as of June 30, 2006, and the related unaudited statements of income, retained earnings, and cash flows, or in each instance, equivalent statements as commonly prepared, for the six-month period then ended (the “Year-End Financial Statements” and the “Interim Financial Statements,” respectively, and collectively the “Financial Statements”). The Year-End Financial Statements are true, correct and complete and fairly present, in all material respects, the financial position of the Company as of the dates thereof, and the related results of its operations for the years then ended, subject to normal, recurring, year-end adjustments. The Interim Financial Statements are true, correct and complete and fairly present, in all material respects, the financial position of the Company as of the date thereof, and the related results of its operations for the periods then ended, subject to normal, recurring, year-end adjustments. The Year-End Financial Statements and the Interim Financial Statements have been prepared on an accrual basis, consistent with prior periods. All adjustments, consisting of normal, recurring accruals necessary for a fair presentation, have been made in the Interim Financial Statements. The unaudited balance sheet as of December 31, 2005 (“Year-End Balance Sheet Date”) included in the Year-End Financial Statements is referred to herein as the “Year-End Balance Sheet” and the unaudited balance sheet as of June 30, 2006 (“Interim Balance Sheet Date”) included in the Interim Financial Statements is referred to herein as the “Interim Balance Sheet.”

4.08 No Undisclosed Liabilities. Except as and to the extent reflected and adequately reserved against in the Interim Balance Sheet or as shown on Schedule 4.08 as of the Interim Balance Sheet Date, the Company had no liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise. Since the Interim Balance Sheet Date, the Company has not incurred any liability or obligation whatsoever, except for liabilities and obligations incurred by the Company in the Ordinary Course of Business or as reflected on Schedule 4.08.

4.09 Property; Inventory.

(a) The Company does not own and has never owned any real property.

(b) Schedule 4.09(b) sets forth a complete and accurate list and description of all the personal property of the Company as of the Closing Date.

(c) The Company has good, valid, transferable and marketable title to all of the personal property and inventory, free and clear of all security interests, including any conditional sale or other title retention agreements, liens, encumbrances, mortgages, pledges, assessments, easements, covenants, restrictions, reservations, defects in title, encroachments and other burdens. Other than as set forth in Schedule 4.09(c), all properties and assets of the Company are in the possession of the Company.

(d) Other than as set forth on Schedule 4.09(d), the rights, properties and other assets presently owned, leased or licensed by the Company include all rights, properties and other assets necessary to permit the Company to conduct its business in the same manner as its business has been heretofore conducted, without any need for replacement, refurbishment or extraordinary repair.

4.10 Indebtedness. Schedule 4.10 sets forth a complete and accurate list and description of all instruments or other documents relating to any direct or indirect indebtedness for borrowed money of the Company, as well as indebtedness by way of lease-purchase arrangements, guarantees, undertakings on which others rely in extending credit and all conditional sales contracts, chattel mortgages and other security arrangements with respect to personal property used or owned by the Company. The Company has made available to Buyer a true, correct, and complete copy of each of the items required to be listed on Schedule 4.10.

4.11 Intellectual Property.

(a) Definitions. For Purposes of this Agreement, the following terms shall have the following meanings:

(i)	“Intellectual Property” shall mean all patents (including, without limitation, all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof), patent rights, patent applications, registered trademarks and service marks, trademark rights, trademark applications, service mark rights, service mark applications, trade names, registered copyrights, copyright rights, copyright applications, domain names, domain name applications, and all intellectual, industrial software or proprietary rights and trade secrets, technology and know-how, owned or used by the Company, which are related to or used in connection with the Business, whether or not related to the Owned Software, in each case together with any amendments, modifications and supplements thereto and in each case all goodwill associated therewith in connection with the business in which any such intellectual property is used.

(ii)	“Licensed Software” shall mean all off the shelf computer software licensed to the Company by a third party for internal business usage and not for distribution to end users.

(iii)

“Owned Software” shall mean all computer software programs and related object and source codes owned by or under development by the Company (A) for distribution to end users; (B) used to provide services to customers (including without limitation application service provider or service bureau services); or (C) used internally by the Company in connection with its business operations, and any enhancements, improvements or modifications thereto, whether completed or under development. All user manuals and other documentation provided with the Owned Software as well as all internal documentation related to the Owned Software shall be included in the definition of Owned Software.

(iv)	“Third Party Software” shall mean computer software owned by a third party and licensed to the Company for distribution to end users as part of or in connection with the Owned Software.

(b) Identification of Intellectual Property, Owned Software and Licensed Software. Schedule 4.11(b) sets forth a complete and accurate list and full description of all Owned Software and Intellectual Property and a general description of the Licensed Software. With respect to any registrations of the Owned Software or Intellectual Property, Schedule 4.11(b) also sets forth, as to each such item of the Intellectual Property, the (i) relevant application or registration number, (ii) relevant filing, registration, issue or application date, (iii) record owner, (iv) country, (v) title or description and (vi) remaining life thereof. In addition, Schedule 4.11(b) identifies whether each item of the Owned Software, Licensed Software and Intellectual Property is owned by the Company or is possessed and used by the Company under any license, contract, agreement or other commitment and, if under any such commitment, the identity of the parties thereto, the term thereof and all amounts payable thereunder together with the payment terms therefor.

(c) Ownership and Protection. Except as set forth in Schedule 4.11(c), with respect to the Owned Software and each item of Intellectual Property identified as being owned by the Company, the Company owns all right, title and interest in and to the Owned Software and such Intellectual Property, and has not encumbered or impaired any rights in same. Except as set forth in Schedule 4.11(c), the Company has obtained an enforceable written assignment of all right, title and interest in and to each item of the Intellectual Property owned by the Company and all Owned Software from each person or entity participating in the discovery, development or creation of such item or Owned Software and has provided to the Buyer true and correct copies of each such assignment. Except as otherwise provided in Schedule 4.11(c), the Company has no obligation to compensate, or to obtain the consent of, any third party for the use of any item of the Intellectual Property or Owned Software. Except as otherwise provided in Schedule 4.11(c), all employees, independent contractors, or other persons who have had access to or participated in the development in any of the Intellectual Property owned by the Company or the Owned Software have signed appropriate confidentiality and non-disclosure agreements and, in the case of independent contractors, appropriate work for hire agreements and assignments, sufficient to protect the Company’s ownership rights in the Intellectual Property and the Owned Software and the unauthorized use or disclosure of same. All registrations and applications to register the Intellectual Property and Owned Software in each of the countries in which any of the same is registered are valid and subsisting in all respects and have been properly maintained. No party has any claim to any moral rights with respect to the Owned Software or the Intellectual Property owned by the Company.

(d) Litigation and Claims. Except as disclosed on Schedule 4.11(d), there is neither pending nor, to the knowledge of the Company or the Shareholders, threatened, any suit,

action, claim, arbitration, grievance, litigation, administrative or legal or other proceeding, or investigation, against the Company contesting the validity of, or the Company’s right to use, any of the Intellectual Property or the Owned Software.

(e) Licenses. The Company has not granted any license or other right to use, in any manner, any item of Intellectual Property or the Owned Software, whether or not requiring the payment of royalties, and no third party has any right to use any of the Intellectual Property owned by the Company or the Owned Software. The Company has not licensed, leased, sold or otherwise transferred or disclosed the source code for any of the Owned Software to any person or entity other than to the Company’s employees and independent contractors pursuant to an agreement with such employees and independent contractors protecting the intellectual property rights therein and the nondisclosure thereof, other than as required by law.

(f) Functionality. The Owned Software functions substantially in accordance with the published documentation and specifications therefor. Except as set forth on Schedule 4.11(f), there exists user and technical documentation that describes the functionality provided by such Owned Software and provides sufficient information to enable end-users to fully-utilize the Owned Software.

(g) Protection. Except as set forth on Schedule 4.11(g), the Company has reasonably protected the Owned Software and the Intellectual Property as the proprietary property and trade secrets of the Company. There has not been any default under any confidentiality agreement regarding the use and disclosure of the Owned Software and the Intellectual Property.

(h) Third Party Software. The Company has licensed no Third Party Software, and no Third Party Software is required to utilize the Owned Software.

(i) Infringement.

(i)	To the Company’s and the Shareholders’ knowledge, no third party is (i) infringing upon all or any portion of the Intellectual Property or the Owned Software, or (ii) using all or any portion of the Intellectual Property or Owned Software in derogation of any rights to be acquired by the Buyer under this Agreement.

(ii)	There is no interference action or other litigation pending or, to the Company’s or the Shareholders’ knowledge, threatened before any governmental entity (including, without limitation, the United States Patent and Trademark Office or corresponding governmental entities in foreign jurisdictions) in regard to any of the Intellectual Property or Owned Software.

(iii)	None of the Intellectual Property and Owned Software infringes any copyright, trademark, patent, trade secret, or other right of any third party. The Company has not received notice of infringement upon, misappropriation of or conflict with any asserted right of any third party, and there is no basis for any such notice.

(iv)	The inception, development and reduction to practice of the Intellectual Property and the Owned Software have not, to the knowledge of the Company or the Shareholders, constituted or involved, and do not constitute or involve, the misappropriation of trade secrets or other rights of any other person or entity (including, without limitation, any governmental entity).

4.12 Litigation. Schedule 4.12 sets forth all litigation, claims, suits, actions, investigations, indictments, proceedings, arbitrations, grievances or other procedures (including grand jury investigations, actions or proceedings, and product liability and workers’ compensation suits, actions or proceedings) pending, or to the knowledge of the Shareholders or the Company, threatened, before any court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury, or any other forum for the resolution of grievances, against the Company or involving any of its property or the Business.

4.13 Employees. Schedule 4.13 sets forth the names and current compensation (broken down by category, e.g., salary, bonus, commission) of all employees, independent contractors and consultants of the Company. To the knowledge of the Shareholders or the Company, no employee, independent contractor or consultant intends to terminate his or her employment, independent contracting or consulting relationship with the Company as a result of the transactions contemplated herein or otherwise.

4.14 Employee Benefits. Schedule 4.14 sets forth a complete and accurate list and description of all agreements, arrangements, commitments, policies or understandings of any kind (whether written or oral) (a) which relate to employee benefits; (b) which pertain to present or former employees, retirees, directors or independent contractors (or their beneficiaries, dependents or spouses) of the Company or its predecessors in interest; and (c) which are currently or expected to be adopted, maintained by, sponsored by, or contributed to by the Company, any of its predecessors in interest, including, but not limited to, all: (1) employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended; (2) all other deferred compensation, early retirement, incentive, profit-sharing, thrift, stock ownership, stock appreciation rights, bonus, stock option, stock purchase, welfare or vacation, or other nonqualified benefit plans or arrangements; and (3) trusts, group annuity contracts, insurance policies or other funding media for the plans and arrangements described hereinabove (collectively, the “Employee Plans”).

4.15 Bank Accounts. Schedule 4.15 sets forth a complete and accurate list of each bank or financial institution in which the Company has an account or safe deposit box (giving the address and account numbers) and the names of the persons authorized to draw thereon or to have access thereto.

4.16 Required Licenses and Permits. The Company has all licenses, permits or other authorizations of governmental authorities necessary for the conduct of its business. A correct and complete list of all such licenses, permits and other authorizations is set forth on Schedule 4.16. The Company has made available to the Buyer true, correct and complete copies of all written licenses and permits required to be listed on Schedule 4.16.

4.17 Insurance Policies. Schedule 4.17 sets forth a complete and accurate list and description of all insurance policies in force naming the Company, or any employees thereof in their capacity as such, as an insured or beneficiary or as a loss payable payee, or for which the Company has paid or is obligated to pay all or part of the premiums. The Company has not received notice of any pending or threatened termination or premium increase (retroactive or otherwise) with respect thereto, and the Company is in compliance with all conditions contained therein. There have been no lapses (whether cured or not) in the coverage provided under the insurance policies, referenced herein and as set forth on Schedule 4.17, during the term of such policies, as extended or renewed. The Company has made available to Buyer true, correct, and complete copies of each of the policies required to be listed on Schedule 4.17.

4.18 Major Suppliers and Customers. Schedule 4.18 sets forth a list of each supplier of goods or services to, and each customer of, the Company, to whom the Company paid or billed in the aggregate more than $20,000 during the 12-month period ended June 30, 2006, together, in each case, with the amount paid or billed during such period. The Company is not engaged in any dispute with any of such suppliers or customers. Neither the Company nor the Shareholders know or have any reason to believe that the consummation of the transactions contemplated hereunder will have any adverse effect on the business relationship of the Company with any such supplier or customer.

4.19 Contracts and Commitments. Except as set forth on Schedule 4.19, the Company does not have any agreement or contract that (a) continues for a period of more than six (6) months from the date hereof, (b) requires payments, in the aggregate, in excess of $10,000, or (c) is otherwise material to the Company’s business, operations or prospects. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, on any Schedule delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar laws affecting creditors’ rights generally or by general equitable principles. Neither the Company nor any Shareholder has any knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by the Company, or to the knowledge of the Company or any Shareholder, any other party thereto.

4.20 Absence of Certain Changes and Events. Except as set forth in Schedule 4.20, since the Year-End Balance Sheet Date, the Company has operated only in the Ordinary Course of Business, and has not:

(a) suffered any material adverse change in its working capital, assets, liabilities, financial condition, business prospects, or relationships with any suppliers or customers;

(b) incurred, assumed or guaranteed any liability or obligation (absolute, accrued, contingent or otherwise) other than in the Ordinary Course of Business;

(c) permitted any of its assets to be subjected to any mortgage, lien, security interest, restriction, charge or other encumbrance of any kind;

(d) sold, transferred or otherwise disposed of any of its assets, except in the Ordinary Course of Business;

(e) made any single capital expenditure or investment in excess of $10,000;

(f) made any change in any method, practice or principle of financial or tax accounting; or

(g) agreed in writing, or otherwise, to take any action described in this Section.

4.21 Accounts Receivable.

(a) All accounts receivable owed to the Company by any director, officer, shareholder or employee of the Company or any relative of any such person (including those accounts receivable reflected on the Interim Balance Sheets and incurred since the Interim Balance Sheet Date) have been paid in full prior to the date hereof or shall have been paid in full prior to the Closing Date.

(b) All accounts receivable of the Company (i) are valid, existing and fully collectible (subject to allowances for doubtful accounts) without resort to legal proceedings or collection agencies; (ii) represent monies due for goods sold or services rendered in the Ordinary Course of Business; and (iii) are not subject to any defenses, rights of set-off, assignment, restrictions, security interests or other encumbrances. Except as shown on Schedule 4.21(b), as of the date of such Schedule, all such accounts receivable were current, and the Company is not aware of any dispute regarding the collectibility of any such accounts receivable. All reserves shown on the Financial Statements were adequate as of such dates calculated consistent with past practice.

4.22 Tax Matters.

(a) The Company has timely filed all returns, declarations, reports, claims for refund, or information returns or statements relating to Taxes (as defined below), including any schedule or attachment thereto, and including any amendment thereof. that it was required to file (collectively, the “Tax Returns”). All such Tax Returns were true, correct and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid, except for Taxes that were legitimately and successfully disputed by the Company. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a tax authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax. For purposes hereof “Tax” or “Taxes” means federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, highway, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not imposed by any governmental or quasi-governmental authority.

(b) The Company has accrued, withheld or paid all Taxes required to have been accrued, withheld and paid by the Company in connection with amounts paid or owing to any employee, independent contractor, creditor, owner or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) To the Company’s or any Shareholder’s knowledge (i) no circumstances exist that are reasonably likely to cause a tax authority to assess any additional Taxes payable by the Company for any period for which Tax Returns have been filed by the Company and (ii) no tax authority intends to issue such an assessment. There is no ongoing audit or examination or, to the Company’s or any Shareholder’s knowledge, other investigation by any tax authority of the Tax liability of the Company and there is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any tax authority in writing or (ii) as to which the Company (or employees of the Company responsible for Tax matters) or any Shareholder has any knowledge based upon personal contact with any agent of such tax authority. No Tax Return of the Company has been audited or is currently the subject of an audit. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Section 280G of the United States Internal Revenue Code of 1986 and the regulations promulgated thereunder, all as amended from time to time (collectively, the “Code”). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return or a member of any group of entities filing a combined or consolidated Tax Return and (ii) has no liability for the Taxes of any individual or entity under Regulation § 1.1502-6 promulgated under the Code (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(e) There is no asset of the Company the actual or deemed disposition of which could give rise to Tax under Section 1374 of the Code or similar or corresponding provision of state or local law.

4.23 Brokerage. No broker, agent, or finder has rendered services to the Company or the Shareholders in connection with the transactions contemplated under this Agreement.

4.24 Disclosure. No representations, warranties, assurances or statements by any Shareholder or the Company in this Agreement and no statement contained in any document (including the Financial Statements and the Schedules), certificates or other writings furnished or to be furnished by any Shareholder or the Company (or caused to be furnished by any Shareholder or the Company) to the Buyer or any of its representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Company and the Shareholders as follows:

5.01 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Georgia and has all requisite corporate power and authority to effect the transactions contemplated hereunder.

5.02 Authorization. The Buyer has the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes the Buyer’s legal, valid and binding obligation, enforceable in accordance with its terms.

5.03 No Conflict. The execution and delivery of this Agreement by the Buyer, the consummation of the transactions contemplated herein by the Buyer, and the performance of the covenants and agreements of the Buyer will not, with or without the giving of notice or the lapse of time, or both, (a) violate or conflict with any of the provisions of any charter document or bylaw of the Buyer; (b) violate, conflict with or result in breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, or other agreement, document or instrument to which the Buyer is a party or by which the Buyer or any of its properties may be bound, other than violations, conflicts, breaches or defaults which could not reasonably be expected cause a material adverse effect; or (c) violate any provision of law, statute, rule, regulation, court order, judgment or decree, or ruling of any governmental authority, to which the Buyer is a party or by which the Buyer or its properties may be bound.

5.04 Brokerage. No broker, agent, or finder has rendered services to the Buyer in connection with the transactions contemplated under this Agreement.

5.05 Buyer Shares. The Buyer Shares issuable to the Company hereunder will, upon issuance, (a) be fully paid and nonassessable and (b) be free and clear of any and all liens, claims, charges, encumbrances, options, rights of refusal, voting proxies or other voting agreements whatsoever.

5.06 Disclosure. No representations, warranties, assurances or statements by the Buyer in this Agreement and no statement contained in any document, certificates or other writings furnished or to be furnished by the Buyer (or caused to be furnished by the Buyer) to the Shareholders or the Company or any of their representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

ARTICLE VI

COVENANTS OF THE SHAREHOLDERS AND THE COMPANY

6.01 Transfer Taxes. All sales or transfer taxes, including but not limited to, stock transfer taxes, document recording fees, real property transfer taxes, sales and excise taxes, arising out of or in connection with the consummation of the transactions contemplated hereby shall be paid by the Company or the Shareholders.

6.02 Preparation of Supporting Documents. In addition to such actions as the Company may otherwise be required to take under this Agreement or applicable law to consummate this Agreement and the transactions contemplated hereby, the Shareholders and the Company shall take such action, shall furnish such information, and shall prepare, or cooperate in preparing, and execute and deliver such certificates, agreements and other instruments as the Buyer may reasonably request from time to time, before, at or after the Closing, with respect to compliance with obligations of the Buyer, the Shareholders or the Company in connection with the transactions contemplated herein. Any information so furnished by the Shareholders or the Company shall be true, correct and complete in all material respects and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

6.03 Notice of Breach or Potential Breach. The Shareholders and the Company shall promptly notify the Buyer in writing of (a) any change, circumstance, event, fact or condition that causes or constitutes a breach of any of the representations or warranties of the Shareholders or the Company made as of the date of this Agreement, (b) the occurrence after the date of this Agreement of any change, circumstance, event, fact or condition that would cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or the Company’s or any Shareholder’s discovery of, such change, circumstance, event, fact or condition, or (c) any change, circumstance, event, fact or condition which prevents or is reasonably likely to prevent the Shareholders or the Company from complying with any of their obligations hereunder. Should any such change, circumstance, event, fact or condition require any change to any Schedule hereto, the Company and the Shareholders shall promptly deliver to the Buyer a supplement to such Schedule specifying such change. Notwithstanding the foregoing, no such notice or disclosure pursuant to this Section 6.03 shall affect any of the Buyer’s rights under Article IX, Article X or Article XI.

6.04 Name Change/Dissolution of Affiliates. No later than three (3) days following the Closing Date, the Company shall change its name to “KSG Holdings, Inc.” or such other name as may be approved by the Buyer. On or prior to the Closing Date, the Company will dissolve TA Logic, LLC, an Ohio limited liability company and transfer any Assets owned by such entity to the Company and will also cause Travel Analytics, LLC, an Ohio limited liability company to be dissolved.

6.05 Post-Closing Taxes, Utilities, Assessments and Similar Adjustments.

(a) The Company shall be responsible for the payment of the following on and after the Closing Date:

(i)	all federal, state and other taxes imposed upon the Company’s net income from the transactions contemplated hereunder (including but not limited to federal taxes based upon depreciation recapture and federal taxes based upon the recapture of investment tax credit);

(ii)	taxes payable by the Company on gross income from the sale of the Assets to the Buyer hereunder;

(iii)	all sales and use taxes imposed on the purchase, sale, use or transfer of property by the Company prior to and as a result of the Closing; and

(iv)	any penalties, interest, or similar charges with respect to the foregoing taxes enumerated in this Section.

(b) In the event any deficiencies are assessed or refunds made with respect to any of the taxes provided for in this Section 6.05, deficiencies shall be the responsibility of, or refunds shall be paid to, the party having the responsibility for the payment of the tax pursuant to this Section 6.05.

ARTICLE VII

COVENANTS OF THE PARTIES

The Company, the Shareholders and the Buyer, respectively, hereby covenant to and agree with one another as follows:

7.01 Approvals of Third Parties; Satisfaction of Conditions to Closing. If any consent or approval required by Section 8.01 or 8.02 hereof is not obtained prior to or on the Closing Date, and such consent or approval relates to the transfer or assignment to the Buyer of a lease, contract or other agreement that constitutes an Asset (a “Company Contract”), the Company shall hold such Company Contract in trust for the use and benefit of the Buyer, and shall take such other action as may be reasonably requested by the Buyer in order to place the Buyer in the same position as if such consents or approvals had been obtained.

7.02 Confidentiality.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

(i)	“Disclosing Party” shall mean the party hereto disclosing Trade Secrets and Confidential Information, and “Recipient” shall mean the party hereto to whom such Trade Secrets and Confidential Information are disclosed.

(ii)	“Trade Secret” shall mean any information of Disclosing Party, without regard to form, including but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, software programs (including the object and source code thereto) or a list (whether in written form or otherwise) of actual or potential customers or suppliers, which is not commonly known by or available to the public and which information (A) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets also include any information described in this paragraph (ii) which Disclosing Party obtains from another party which Disclosing Party treats as proprietary or designates as trade secrets, whether or not owned or developed by Disclosing Party.

(iii)	“Confidential Information” shall mean any data or information other than Trade Secrets, without regard to form, concerning Disclosing Party or its operations that is of value to Disclosing Party and is not generally known to competitors of Disclosing Party. To the extent consistent with the foregoing, Confidential Information includes, but is not limited to, lists (whether in written form or otherwise) of any information about Disclosing Party’s executives and employees, marketing techniques, price lists, pricing policies, Disclosing Party’s business methods, and contracts and contractual relations with Disclosing Party’s customers and suppliers. Confidential Information also includes any information described in this paragraph (iii) which Disclosing Party obtains from another party which Disclosing Party treats as proprietary or designates as confidential information, whether or not owned or developed by Disclosing Party.

(iv)

“Proprietary Information” shall mean Trade Secrets and Confidential Information collectively; provided that Proprietary Information shall not include any materials or information of the types specified in subparagraphs (ii) and (iii) above to the extent that such materials or information: (A) are or become publicly known or generally utilized by others engaged in the same business or activities in which Disclosing Party utilized, developed or otherwise acquired such information; or (B) are known to Recipient prior to Disclosing Party’s disclosure pursuant to this

Agreement, not having been obtained from Disclosing Party, and are evidenced by Recipient’s written records prepared prior to the date of this Agreement; or (C) are furnished to others by Disclosing Party with no restriction on disclosure. Failure to mark any of the Proprietary Information as confidential shall not affect its status as Trade Secrets or Confidential Information under this Agreement.

(b) The parties covenant and agree that:

(i)	Recipient shall hold in confidence and not directly or indirectly use, copy, reveal, report, publish, disclose or transfer any of the Proprietary Information to any person or entity except as necessary to carry out its obligations under this Agreement, or utilize any of the Proprietary Information for any purpose not explicitly authorized hereunder, except that Recipient may disclose Proprietary Information of Disclosing Party to its employees, consultants and financial and legal advisors (hereinafter “Consultants”), provided such Consultants have a need to know and have executed nondisclosure agreements obligating such Consultants to keep the Proprietary Information of Disclosing Party confidential, or are otherwise bound by similar confidentiality obligations. The limitations contained in this Section 7.02 shall continue (i) with regard to Confidential Information, for the duration of this Agreement and for two (2) years thereafter, and (ii) with regard to Trade Secrets, for the duration of this Agreement and in perpetuity thereafter.

(ii)	Recipient shall keep a record of the location of the Proprietary Information. If the transactions contemplated hereunder are not consummated, Recipient will deliver to Disclosing Party, or destroy, all memoranda, notes, records, tapes, documentation, disks, manuals, files or other documents, and all copies thereof, concerning or containing Proprietary Information that are in Recipient’s possession, whether made or compiled by Recipient or furnished to Recipient by Disclosing Party.

(iii)	In the event Recipient becomes legally compelled to disclose any of the Proprietary Information, Recipient will provide to the Disclosing Party prompt notice so that each Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or compliance with the provisions of this Agreement is waived, Recipient will furnish only that portion of the Proprietary Information which is legally required, and to the extent requested by the Disclosing Party, will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Proprietary Information.

(iv)	The covenants and agreements contained herein shall inure to the benefit of, and may be enforced by, the successors and assigns of each party and shall survive any termination of this Agreement, whether such termination is at the instance of either party, and regardless of the reasons therefore. The protection afforded hereunder is in addition to and does not replace any prior confidentiality or nondisclosure obligation of one party to the other.

(v)	The injury that Disclosing Party will suffer in the event of Recipient’s breach of any covenant or agreement contained herein cannot be compensated by monetary damages alone, and Recipient therefore agrees that Disclosing Party, in addition to and without limiting any other remedies or rights which it may have either under this Agreement or otherwise, shall have the right to obtain an injunction against Recipient, from any court of competent jurisdiction, enjoining any such breach.

7.03 Employee Benefits Plans. The Buyer shall not adopt, assume or otherwise become responsible for, either primarily or as a successor employer, any assets or liabilities of any employee benefit plans, arrangements, commitments or policies currently provided by the Company or by any member of its controlled group of corporations (including but not limited to those identified on Schedule 4.14; and if and to the extent that the Buyer is deemed by law or otherwise to be liable as a successor employer for such purposes, the Company and the Shareholders shall jointly and severally indemnify the Buyer for the full and complete costs, fees and other liabilities which result. In particular, the Buyer shall not assume liability for any group health continuation coverage or coverage rights under Internal Revenue Code Section 4980B and ERISA Section 606 which exist as of the Closing Date or which arise as a result of Company’s dissolution and/or termination of its group health plan or plans, and if and to the extent that the Buyer is deemed by law or otherwise to be liable as a successor employer for such group health continuation coverage purposes, the Company and the Shareholders shall jointly and severally indemnify the Buyer for the full and complete costs, fees and other liabilities which result.

7.04 Intellectual Property. After the Closing, neither the Company nor either Shareholder shall (i) adopt, use, file an application for, register, claim or assert any title to or interest in, any of the Intellectual Property on their own behalf or on behalf of others, or (ii) adopt, use, file an application for, register, claim or assert any title to or interest in, any trademarks or service marks that are included within the Intellectual Property or any trademarks or service marks which are likely to be confusing with such marks, on their own behalf or on behalf of others.

ARTICLE VIII

CLOSING AND POST-CLOSING DELIVERIES

Except as noted, the following documents and actions will be delivered and taken on or before the Closing Date:

8.01 Required Governmental Approvals. All governmental authorizations, consents and approvals necessary for the valid consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect. All applicable governmental pre-acquisition filing, information furnishing and waiting period requirements shall have been met or such compliance shall have been waived by the governmental authority having authority to grant such waivers.

8.02 Other Necessary Consents. Subject to Section 7.01, the Shareholders and the Company shall have obtained all consents and approvals required to be listed on Schedule 4.05. With respect to each such consent or approval, Buyer shall have received written evidence, satisfactory to it, that such consent or approval has been duly and lawfully filed, given, obtained or taken and is effective, valid and subsisting.

8.03 Opinion of Counsel to the Shareholders and the Company. The Buyer shall have received from counsel to the Shareholders and the Company an opinion, dated the Closing Date, in the form of Exhibit 8.03.

8.04 Actions by Boards of Directors. The Board of Directors of the Company shall have approved this Agreement, and authorized its execution, delivery and performance by the Company.

8.05 Non-Competition Agreements. The Company and the Shareholders shall have executed and delivered to the Buyer non-competition agreements in the form of Exhibit 8.05 hereto.

8.06 Employment Agreement. Scott Gillespie shall have executed and delivered to the Buyer employment agreement in the form of Exhibit 8.06 hereto.

8.07 Intellectual Property Assignment Agreement. The Company and Buyer shall have executed the Intellectual Property Assignment Agreement in the form of Exhibit 8.07 hereto.

8.08 Escrow Agreement. The Company and the Buyer shall execute and deliver the Escrow Agreement.

8.09 Bill of Sale and Assignment and Assumption Agreement. The Company shall execute and deliver the Bill of Sale and the Assignment and Assumption Agreement.

8.10 Certificates. The Company shall have delivered to the Buyer:

(a) Certificates of the Secretary or Assistant Secretary of the Company (i) attaching and certifying copies of the resolutions of its board of directors and shareholders, authorizing the execution, delivery and performance of this Agreement and the other documents, instruments and certifications required or contemplated hereby, (ii) certifying the name, title and true signature of each officer of the Company, as the case may be, executing or authorized to execute this Agreement and the other documents, instruments and certifications required or contemplated hereby, and (iii) attaching and certifying a true, correct and complete copy of the bylaws of the Company; and

(b) Copies of (i) the articles or certificate of incorporation or charter of the Company certified by its Secretary or Assistant Secretary, together with (ii) certificates of good standing or existence as may be available from the Secretaries of State of its jurisdiction of incorporation or organization and every other state of the United States in which the conduct of its business or the ownership of its properties and assets requires it to be so qualified, except any state where failure to be so qualified would not have a material adverse effect on the Business.

8.11 Purchase Price and Other Payments. The Buyer shall deliver to the Company $1,350,000 in cash, $150,000 in cash into escrow and any other payments required to be made at the Closing.

8.12 Certificates of Dissolution. The Company shall deliver the Certificates of Dissolution from the Ohio Secretary of State to Buyer, in connection with the entity dissolutions required pursuant to Section 6.04.

8.13 Required Employee Agreements. The Company shall cause all Continuing Employees listed on Exhibit 2.09(a) to deliver the Required Employee Agreements.

8.14 Documents Satisfactory in Form and Substance. All agreements, certificates, opinions and other documents delivered by the Shareholders and the Company to the Buyer hereunder shall be in form and substance satisfactory to the Buyer and its counsel, in the exercise of their reasonable judgment.

8.15 Post-Closing Deliverables. In addition to the items above the following documents and actions will be delivered and taken as set forth below:

(a) The Company shall use its commercially reasonable efforts to obtain all of the consents and approvals not obtained by the Closing Date, as described in Section 7.01, no later than 30 days following the Closing Date. If for any reason such consents cannot be obtained, the underlying Company Contract for which such consent to assignment is required shall be held for the benefit of Buyer as set forth in Section 7.01.

(b) The Company shall have delivered a tax clearance certificate from the Ohio Department of Revenue to Buyer no later than 10 days following the Closing Date.

(c) The Company shall obtain all licenses, permits and other required items listed in Schedule 4.09(d), no later than 30 days following the Closing Date.

(d) The Company shall cause all Continuing Employees not listed on Exhibit 2.09(a) to deliver the Post-Closing Employee Agreements not later than 7 days following the Closing Date.

(e) The Company shall deliver a copy of the Articles of Amendment changing the name of the Company as set forth in Section 6.04 no later than 3 days following the Closing Date.

(f) The Company shall provide a copy of the source code for the Owned Software no later than 7 days following the Closing and will work with the Buyer to develop a plan to develop user and technical documentation in a readable format that describes the functionality provided by the Owned Software and provides sufficient information to enable end-users to fully-utilize the Owned Software. Such plan will be mutually agreeable to the Company and the Buyer, will be completed no later than 14 days following the Closing and shall include, at a minimum, an implementation timeline and an identification of resources required to complete such documentation. If the Company and the Buyer mutually agree that the Buyer needs to hire a third party to complete the documentation, the Company and Buyer will split the actual costs of such third party equally.

(g) The Company shall add Timothy J. Severt, Lindsey B. Sykes and David Cathcart as signatories to the Company’s bank account numbers * and * at National City Bank, and shall remove Kristina O. Gillespie as a signatory to such account, no later than 5 days following the Closing.

(h) The Company shall either remove any customer logos from their websites which are not authorized by such customer to be utilized in such a manner or obtain the proper permission to display same, no later than 60 days following the Closing Date.

ARTICLE IX

INDEMNIFICATION

9.01 Indemnification by the Company and the Shareholders. Except as otherwise limited by this Article IX, the Shareholders and the Company shall, jointly and severally, indemnify, reimburse and hold harmless the Buyer and any successor or assigns thereof, and their respective officers, directors, employees, consultants and agents (the “Protected Parties”), from and against any and all claims, losses, liabilities, damages, costs (including court costs) and expenses (including reasonable attorneys’ and accountants’ fees) (hereinafter “Loss” or “Losses”) asserted against, imposed upon, suffered by or incurred by the Buyer Protected Parties as a result of, or with respect to, or arising from (a) any breach or inaccuracy of any representation or warranty of the Company or the Shareholders set forth in this Agreement; (b) any breach of or noncompliance by the Company or the Shareholders with any covenant or agreement of the Company or the Shareholders contained in this Agreement; (c) any and all liabilities and obligations of the Company including without limitation all indebtedness of the Company), whether accrued, absolute, contingent, known, unknown or otherwise, except for the Assumed Liabilities; (d) any and all claims asserted by the Company’s creditors; (e) any and all claims relating to the use, treatment, storage, management, handling, manufacture, generation,

* Confidential Treatment Requested

processing, recycling, distribution, transport, release or threatened release of or exposure to any hazardous material at the Company’s facilities; (f) any and all claims relating to the Employee Plans; and (g) any and all claims relating to taxes of the Company or taxes of the Shareholders.

9.02 Indemnification by the Buyer. Except as otherwise limited by this Article 8, the Buyer shall indemnify and reimburse the Company, the Shareholders and any successors or assigns thereof, and the officers, employees, consultants and agents of the Company (the “Company Protected Parties” and, together with the Buyer Protected Parties, the “Protected Parties”), from and against any and all Losses asserted against, imposed upon, suffered by or incurred by the Company Protected Parties as a result of, or with respect to, or arising from (a) any breach or inaccuracy of any representation or warranty of the Buyer set forth in this Agreement; (b) any breach of or noncompliance by the Buyer with any covenant or agreement of the Buyer contained in this Agreement; and (c) the Assumed Liabilities.

9.03 Survival. The representations and warranties of the Company, the Shareholders and the Buyer contained herein or in any certificate or other document delivered pursuant hereto or in connection herewith shall not be extinguished by the Closing but shall survive the Closing, subject to the limitations set forth in Section 9.04 hereof with respect to the time periods within which claims for indemnity must be asserted, and the covenants and agreements of the Company, the Shareholders and the Buyer contained herein shall survive without limitation as to time except as may be otherwise specified herein.

9.04 Time to Assert Claims. All claims for indemnification hereunder shall be asserted no later than one (1) year after the Closing Date, except as follows:

(a) claims with respect to (A) Losses arising out of or related in any way to any breach of or inaccuracy in the representations and warranties contained in Article III hereof (other than those set forth in Section 3.05), and (B) Losses arising out of or related in any way to the matters described in Sections 9.01(b)-(d) and Sections 9.02(b)-(c) may be made without limitation, except as limited by law; and

(b) claims with respect to Losses arising out of or related in any way to the matters described in Sections 9.01(e)-(g) may be made until, and shall be made no later than, thirty (30) days after the expiration of the applicable statute of limitations relative to the liability relating to such representation or warranty.

(the matters cited in clauses (a) and (b) above being hereinafter collectively referred to as the “Surviving Matters”).

9.05 Notice of Claim. The party seeking indemnification hereunder (the “Indemnified Party”) shall notify the party from which it is seeking indemnification (the “Indemnifying Party”), in writing, of any claim for indemnification, specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the liability arising therefrom. The Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter such information and documentation as may be reasonably requested by the Indemnifying Party to support and verify the claim asserted, so long as such disclosure would not violate the attorney-client privilege of the Indemnified Party or the Indemnifying Party.

9.06 Defense. If the facts pertaining to a Loss arise out of the claim of any third party, or if there is any claim against a third party available by virtue of the circumstances of the Loss, the Indemnifying Party may assume the defense or the prosecution thereof by prompt written notice to the Indemnified Party and the affected Protected Party, including the employment of counsel or accountants, at its cost and expense. The Indemnified Party and the affected Protected Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate therein, but the fees and expenses of such counsel employed by the Indemnified Party and the affected Protected Party shall be at their expense. The Indemnifying Party shall not agree to a settlement of any claim which provides for any relief other than the payment of monetary damages or which could have a material precedential impact or effect on the business or financial condition of any Protected Party without the Indemnified Party’s and the affected Protected Party’s prior written consent. Whether or not the Indemnifying Party does choose to so defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. The Indemnifying Party shall be subrogated to all rights and remedies of any Protected Party, except to the extent they apply against another Protected Party.

9.07 Limit on Indemnification. The indemnification in favor of the Buyer contained in Section 9.01(a) above (a) will not be required until the aggregate dollar amount of Losses suffered by the Buyer exceeds $20,000 (the “Threshold Amount”), after which such indemnification shall be from the Threshold Amount; and (b) except in the event of actual fraud or intentional misrepresentation, will be limited with respect to all Losses indemnified against by the Company and the Shareholders to the Purchase Price, less the amount of the Contingent Payments (the “Cap”). The indemnification of the Company and the Shareholders contained in Section 9.02(a) above will be limited with respect to all Losses indemnified against by the Buyer to the Cap.

9.08 Right to Indemnification Not Affected by Knowledge. The right to indemnification, payment of damages or other remedy based on the representations, warranties, covenants, and obligations in this Agreement and the other documents, agreements, and certificates delivered pursuant to or in connection with this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants and obligations.

ARTICLE X

MISCELLANEOUS

10.01 Bulk Sales Law. The Buyer hereby waives compliance by the Company with the provisions of the bulk sales law of any state, and the Company covenants and agrees to pay and discharge when due all claims of creditors which could be asserted against the Buyer by reason of such non-compliance to the extent such liabilities are not assumed by the Buyer under this Agreement.

10.02 No Liens Created. This Agreement shall not be construed to create any lien or encumbrance on any of the Assets, or to create any rights in any third persons or to indicate that the Buyer is assuming any liabilities of the Company except as specifically provided for in the Assignment and Assumption Agreement.

10.03 Entire Agreement. This Agreement (including the Schedules and Exhibits, which are incorporated herein) constitutes the sole understanding of the parties with respect to the subject matter hereof; provided, however, that this provision is not intended to abrogate any other written agreement between the parties executed with or after this Agreement.

10.04 Amendment. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

10.05 Parties Bound by Agreement; Successors and Assigns. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns thereof. Without the prior written consent of the Buyer, neither the Shareholders nor the Company may assign its or their rights, duties or obligations hereunder or any part thereof to any other person or entity. The Buyer may assign its rights and duties hereunder in whole or in part (before or after the Closing) to one or more entities but if it does so, it shall remain liable for all the Buyer’s obligations hereunder.

10.06 Counterparts and Facsimile. This Agreement may be executed in multiple counterparts, each of which shall for all purposes be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile.

10.07 Headings. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

10.08 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

10.09 Expenses. Except as otherwise provided herein, the Shareholders, the Company and the Buyer shall each pay all costs and expenses incurred by each of them, or on their behalf respectively, in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of their own financial consultants, accountants and counsel.

10.10 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and sent by facsimile or delivered personally or sent by registered or certified mail (including by overnight courier or express mail service), postage or fees prepaid,

if to Shareholders or the Company to:	c/o Scott Gillespie 35339 Quartermane Circle Solon, OH 44139

with a copy to:	Hahn Loeser + Parks LLP 200 Public Square Suite 3300 Cleveland, OH 44114 Attention: Douglas C. Carlson, Esq.

if to Buyer to:	TRX, Inc. 6 West Druid Hills Drive Atlanta, GA 30329 Attention: Timothy J. Severt

with a copy to:	McKenna Long & Aldridge LLP Suite 5300 303 Peachtree Street Atlanta, Georgia 30308 Attention: Jeffrey K. Haidet, Esq.

or at such other address for a party as shall be specified by like notice. Any notice sent by facsimile shall be deemed to have been duly given to the party to whom it is sent upon written confirmation of receipt, provided that a copy of such fax is delivered personally or mailed to the recipient within one business day of the date of the fax, in the manner herein provided. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or the office of such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail or, if earlier, the time of actual receipt.

10.11 Governing Law; Jurisdiction. This Agreement is executed by the Buyer in and shall be construed in accordance with and governed by the laws of the State of Georgia without giving effect to the principles of conflicts of law thereof. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect hereof, brought by the other party hereto or its successors or assigns may be brought and determined in state or federal courts sitting in the State of Georgia, and each party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of a motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.12 Public Announcements. No public announcement shall be made by any person with regard to the transactions contemplated by this Agreement without the prior consent of the Company, the Shareholders and the Buyer; provided that Buyer may make such disclosure when legally required to do so.

10.13 The Shareholders’ and the Company’s Knowledge. As used herein, the terms “Shareholders’ knowledge” and “to the knowledge of the Shareholders” with respect to the Shareholders shall mean the knowledge of any Shareholder, and the terms “the Company’s knowledge” or “to the knowledge of the Company” shall mean the knowledge of any director or officer of the Company.

10.14 No Third-Party Beneficiaries. With the exception of the parties to this Agreement and the Protected Parties, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

10.15 Including. Words of inclusion shall not be construed as terms of limitation herein, so that references to “included” matters shall be regarded as non-exclusive, non-characterizing illustrations.

10.16 Gender and Number. Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender, singular words are to be deemed to include the plural, and vice versa.

10.17 References. Whenever reference is made in this Agreement to any Article, Section, Schedule or Exhibit, such reference shall be deemed to apply to the specified Article or Section of this Agreement or the specified Schedule or Exhibit to this Agreement.

10.18 Severability. In case any one or more of the provisions contained in this Agreement should be found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect against any party hereto, such invalidity, illegality, or unenforceability shall only apply to such party in the specific jurisdiction where such judgment shall be made, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, except that this Agreement shall not be reformed in any way that will deny to any party the essential benefits of this Agreement, unless such party waives in writing its rights to such benefits.

10.19 Further Assurances. Each of the parties hereto will use its reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable following the Closing to consummate and effectuate the transactions contemplated by this Agreement.

10.20 Ordinary Course of Business. “Ordinary Course of Business” means, with respect to actions and operations conducted by the Company, actions and operations that are (a) consistent with the past practices of the Company, (b) taken in the ordinary course of the normal, day-to-day operations of the Company, (c) not required to be authorized by the Board of Directors or other governing body of the Company, and (d) similar in nature and magnitude to actions and operations customarily taken, without any authorization by the Board of Directors or other governing body, in the ordinary course of the normal, day-to-day operation of other companies that are in the same line of business as the Company.

10.21 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specified terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

(Signatures appear on following page)

IN WITNESS WHEREOF, each of the parties hereto has duly executed and delivered this Agreement as of the date first above written.

BUYER:

TRX, Inc., a Georgia corporation

By:	/s/ Timothy J. Severt
	Name:	Timothy J. Severt
	Title:	EVP, Administration

SHAREHOLDERS:

/s/ Scott Gillespie
Scott Gillespie

/s/ Kristina O. Gillespie
Kristina O. Gillespie

COMPANY:

TRAVEL ANALYTICS, INC., an Ohio corporation

By:	/s/ Scott Gillespie
	Name:	Scott Gillespie
	Title:	President